Consent of Independent Accounts



We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed by Home Properties of New York, Inc. with respect to the Home Properties Retirement Savings Plan of our report dated February 1, 1996, on our audits of the consolidated financial statements of Home Properties of New York, Inc. as of December 31, 1995 and 1994, for the year ended December 31, 1995 and the period from August 4, 1994 through December 31, 1994, and the combined financial statements of the Original Properties for the period from January 1, 1994 through August 3, 1994, and the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K/A Amendment No.1.




/s/ Coopers & Lybrand L.L.P.


Rochester, New York
September 23, 1996